EXHIBIT 99.1

Press Release Dated February 18, 2004



               PARK CITY GROUP, INC. REPORTS NET PROFITABILITY OF
                  $239,000 IN UPCOMING EARNINGS CONFERENCE CALL

 Randy Fields continues to increase shareholder visibility with radio interviews


PARK CITY, UTAH - February 18, 2004 - Park City Group, Inc. (OTCBB: PKCY) whose technology had its genesis in the operations of Mrs. Fields Cookies will be discussing the Company's Second Quarter earnings on Thursday, February 18, 2004 at 2:30 p.m. Mountain Standard Time. "One of the important results of our recent second quarter filing was the increase in our net profitability. We are pleased to be able to discuss this with our shareholders and other interested parties," notes Randy Fields, CEO and President. In the call, the Company will highlight its near doubling of revenue for the quarter and its profitability of $239,000 versus a loss in the same period last year.

As part of the communications effort, Mr. Fields can be heard in a live radio interview in the Dallas Texas area on February 18, 2004 at 6:15 p.m. Central Standard Time on the Lauri Dodd Better Living show on radio station KLLI. "This is a wonderful forum to help the public understand many of the issues that retailers face today. Part of our message is that our own retail expertise and the products we have developed can help retailers to address these issues," states Fields.

To Join the conference call on Thursday, February 19, 2004 at 2:30 p.m. Mountain Standard Time please dial 1-800-341-2312 pin # 5386

About Park City Group:

Park City Group is a leading provider of profit enhancing software and services for the retail industry. The solutions were developed initially for the Mrs. Fields Cookies business, and Randall K. Fields, who Co- Founded Mrs. Fields Cookies is CEO of Park City Group. Park City Group has such marquee customers like, The Home Depot, The Limited, Williams-Sonoma and many more recognized retail operations. The company uniquely leverages its expertise in retail operations management and state-of-the-art, patented technologies to simplify the planning and execution of complex processes; deliver timely, relevant and "action-able" information; and improve its customers' profitability by putting the "best manager" in every store. Feel free to contact us (Media Contact Randy Fields) at 800.772.4556 or info@parkcitygroup.com. To find out more about Park City Group (OTCBB: PKCY), visit our website at www.parkcitygroup.com.

Statements in this press release that relate to Park City Group's future plans, objectives, expectations, performance, events and the like are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Those factors could include changes in worldwide and U.S. economic conditions that materially impact consumer spending and consumer debt, changes in demand for the Company's products and services, risks associated with the integration of acquisitions and other investments, and other factors discussed in the "forward-looking information" section and the "risk factor" section of the management's discussion and analysis included in the Company's annual report on Form 10-K for the year ended June 30, 2003 filed with the Securities and Exchange Commission. Park City Group uses the paid services of investor relations organizations to promote the Company to the investment community. Park City Group does not intend to update these forward-looking statements prior to announcement of quarterly or annual results.